Exhibit 4.1

STOCKHOLDERS' AGREEMENT

BY AND AMONG

DEARBORN HOLDINGS CORPORATION

AND

CERTAIN OF ITS STOCKHOLDERS

Dated as of September 24, 2003

TABLE OF CONTENTS

1.	Certain Definitions		1
2.	Transferability		2
	2.1	Restrictions on Transferability	2
	2.2	Right of First Refusal	2
	2.3	Restrictive Legend	2
	2.4	Notice of Proposed Transfers; Securities Law Compliance	3
	2.5	Permitted Transfers	3
3.	Right of First Refusal		3
	3.1	First Refusal Right	3
	3.2	The Fund Notice	3
	3.3	Sale by Selling Stockholder	4
	3.4	Closing	4
4.	Bring-Along Rights, Co-Sale Rights and Voting Agreement		5
	4.1	Bring-Along Rights	5
	4.2	Co-Sale Rights	5
	4.3	Appointment of Purchaser Representative	6
	4.4	Voting	6
	4.5	Grant of Irrevocable Proxy	6
5.	Other Covenants of the Company		7
	5.1	Issuance of Additional Shares	7
6.	Market Stand-Off		7
	6.1	Market Stand-Off	7
7.	Miscellaneous		7
	7.1	Governing Law	7
	7.2	Certain Adjustments	7
	7.3	Enforcement	8
	7.4	Successors and Assigns	8
	7.5	Entire Agreement	8
	7.6	Notices, etc.	8
	7.7	Delays or Omissions	8
	7.8	Counterparts	8
	7.9	Severability	8
	7.10	Amendments and Waivers	9
	7.11	Interpretation	9
	7.12	Termination of Select Provisions	9

STOCKHOLDERS' AGREEMENT

        THIS STOCKHOLDERS' AGREEMENT (this "Agreement") is entered into as of September 24, 2003, by and among Dearborn Holdings Corporation, a Delaware corporation (the "Company"), OCM/GFI Power Opportunities Fund, L.P., a Delaware limited partnership ("Power"), OCM Principal Opportunities Fund II, L.P., a Delaware limited partnership ("Principal" and, together with Power, the "Funds") and each of the other parties executing a counterpart signature page hereto.

RECITALS:

        WHEREAS, the Company and the Funds are parties to that certain Agreement and Plan of Merger, dated as of June 17, 2003, pursuant to which the Company acquired InfraSource Incorporated, a Delaware corporation ("IS");

        WHEREAS, the Company may from time to time offer certain persons, including executive officers and employees of IS and its subsidiaries, an opportunity to acquire common stock of the Company pursuant to the exercise of options granted pursuant to the Company's 2003 Omnibus Stock Incentive Plan (the "Plan"), purchase from the Company, or otherwise; and

        WHEREAS, the exercise of options granted under the Plan and other purchases or acquisitions of the Company's Common Stock may be conditioned upon entering into this Agreement.

        NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants, and conditions set forth in this Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

        1.    Certain Definitions.    As used in this Agreement, the following terms shall have the following meanings:

          "Affiliate" of a Person shall mean any Person, controlling, controlled by, or under common control with such Person.

          "Beneficial ownership" shall have the meaning specified under Section 13(d) of the Exchange Act; provided, however, that a Person shall beneficially own shares of Common Stock which such Person has the right to acquire without regard to the time period referred to in Rule 13d-3(d) under the Exchange Act.

          "Change of Control Transaction" shall mean a transaction or series of transactions the result of which is that a majority of the Company's or IS's business, voting stock or assets are transferred to, or become beneficially owned by, a party or group which was not, immediately prior thereto, an Affiliate of either Power or Principal; provided, that under no circumstances shall a disposition of IS's "Underground" division alone be a "Change of Control Transaction." Subject to the foregoing, a Change of Control Transaction may take the form of a sale of a majority of the outstanding voting stock of the Company or IS, a merger or consolidation in which the holders of the outstanding voting stock of the Company before the transaction do not own a majority of the outstanding voting stock of the combined Person, a sale of a majority of the assets of the Company or IS, a reorganization in which third parties acquire a majority of the voting stock of the Company or IS, or another transaction having similar results.

          "Commission" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

          "Common Stock" shall mean the shares of common stock, par value $.001 per share, of the Company.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

          "Existing Stockholders" shall mean the Persons named in Appendix A (including any Person that is added to Appendix A after the date hereof) and any other Person who becomes a party hereto in accordance with the terms hereof, but shall not include Power, Principal or their transferees (unless a transferee agrees to become bound as an Existing Stockholder).

          "Person" shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association joint venture, or other entity or organization.

          "Qualified IPO" shall mean a sale by the Company of shares of Common Stock in a firm commitment underwritten public offering registered under the Securities Act, with gross proceeds to the Company of not less than $60 million, resulting in the listing of the Common Stock on a nationally recognized stock exchange.

          "Securities" means the shares of Common Stock and all options, warrants or other securities convertible into, or exchangeable or exercisable for, shares of Common Stock.

          "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

          "Stockholders" shall mean each Person, other than the Company, who has executed this Agreement and each Person who is required to become a party to this Agreement in the future in accordance with the terms hereof.

          "Transfer" shall mean a direct or indirect sale, assignment, encumbrance, gift, pledge, hypothecation or any other disposition of Securities or any interest therein, whether voluntary, involuntary or by operation of law.

        2.    Transferability.

        2.1    Restrictions on Transferability.    Notwithstanding any provision of this Agreement (other than Section 2.5) to the contrary, no Existing Stockholder may Transfer Securities without the prior written consent of the Company and the Funds and upon compliance with the provisions of the Securities Act, applicable state securities laws and this Agreement, and any attempted Transfer other than in accordance with the terms hereof shall be void ab initio and transfer no right, title or interest in or to such Securities to the purported transferee, buyer, donee, assignee or encumbrance holder.

        2.2    Right of First Refusal.    In the event any Existing Stockholder desires to Transfer any Securities and complies with Section 2.1, the Funds and their assignees shall have a right of first refusal. Such right of first refusal shall be implemented pursuant to the terms of Section 3.

        2.3    Restrictive Legend.    Each certificate representing Securities that is held by a party hereto shall be stamped or otherwise imprinted with a legend in the following form (in addition to any legend required under applicable state securities laws):

  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). THE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE OR OTHERWISE DISTRIBUTED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT, OR IN COMPLIANCE WITH RULE 144 OR PURSUANT TO ANOTHER EXEMPTION. THE SECURITIES ARE ALSO SUBJECT TO PROVISIONS OF A STOCKHOLDERS' AGREEMENT DATED                            , 2003, AS IT MAY BE AMENDED AND/OR AMENDED AND RESTATED FROM TIME TO TIME IN ACCORDANCE WITH THE PROVISIONS THEREOF (THE "AGREEMENT"), WHICH CONTAINS REPURCHASE

  RIGHTS, RESTRICTIONS ON TRANSFER, RIGHTS OF FIRST REFUSAL AND BRING-ALONG PROVISIONS. COPIES OF THE AGREEMENT MAY BE OBTAINED FROM THE SECRETARY OF THE COMPANY."

        2.4    Notice of Proposed Transfers; Securities Law Compliance.    Prior to any proposed Transfer of any Securities, the Existing Stockholder intending to Transfer such Securities (the "Transferor Stockholder") shall give written notice to the Company and the Funds of such Transferor Stockholder's intention to effect such Transfer. Each such notice shall describe the manner and circumstances of the proposed Transfer in sufficient detail, and shall be accompanied, unless the Board of Directors of the Company otherwise approves, by either (i) a written opinion of legal counsel reasonably satisfactory to the Company, addressed to the Company, and reasonably satisfactory in form and substance to the Company's counsel, to the effect that the proposed Transfer may be effected without registration under the Securities Act and qualification under applicable state securities laws, (ii) a "no action" letter from the staff of the Commission to the effect that the distribution of such securities without registration will not result in recommendation by the staff of the Commission that action be taken with respect thereto, or (iii) such other showing that may be reasonably satisfactory to legal counsel to the Company, whereupon, subject to compliance with the other provisions of this Agreement, the holder of such Securities shall be entitled to Transfer such securities in accordance with the terms of the notice delivered by the holder to the Company.

        2.5    Permitted Transfers.    Subject to compliance with the applicable provisions of the Securities Act and Section 2.4 of this Agreement, the following Transfers may be made without complying with Section 2.1, Section 2.2 or Section 3, subject in the case of Transfers descirbed in clause (iii) below to the transferee executing a counterpart signature page to this Agreement and thereby becoming a party hereto as an Existing Stockholder and agreeing to become legally bound hereby: (i) Transfers by present or future Existing Stockholders to the Company or the Funds upon termination of employment or service; (ii) Transfers contemplated by, and in conformity with, Section 4 hereof; (iii) Transfers by an Existing Stockholder by gift to his or her spouse or to the siblings, lineal descendants (including adopted children), or ancestors of such individual or his or her spouse or to a trustee of any trust of which such Person or Persons or such Existing Stockholder is or are the only beneficiaries and the only trustees or any partnership or corporation wholly owned by such Persons, if, in each case, the Transferor retains voting rights with respect to the Securities being transferred.

        3.    Right of First Refusal.

        3.1    First Refusal Right.    Except for permitted transfers in accordance with Section 2.5, no Transfers may be made by an Existing Stockholder unless they are in compliance with the provisions of Section 2 and this Section 3. Following compliance with Section 2 and after receipt of the requested consents required thereby (or a waiver thereof), an Existing Stockholder desiring to Transfer Securities (a "Selling Stockholder") shall first deliver written notice to the Funds (hereinafter referred to as the "Notice of Offer") which Notice of Offer shall specify (i) the number of Securities owned by the Selling Stockholder which such Selling Stockholder wishes to sell (the "Offered Securities"); (ii) the proposed purchase price (which may consist only of cash) for the Offered Securities (the "Offer Price"); (iii) the identity of the proposed purchaser or purchasers (the "Purchaser"); and (iv) all other terms and conditions of the offer. The Notice of Offer shall constitute an irrevocable offer by the Selling Stockholder to sell to the Funds and/or their assignees the Offered Securities at the Offer Price for cash as specified in the Notice of Offer under the same terms and conditions (or other terms and conditions no less favorable to the Selling Stockholder) contained in the Notice of Offer. The Funds may assign, in whole or in part, their right of first refusal.

        3.2    The Fund Notice.    Within 30 days following the receipt by the Funds of the Notice of Offer, each of Power and Principal shall notify the Selling Stockholder whether or not it (or its assignees) elects to purchase the Offered Securities (such notification, if affirmative, shall be referred to hereinafter as the "Stockholder Acceptance"). The Stockholder Acceptance shall be deemed to be an irrevocable commitment by Power, Principal, and/or their assignees, as applicable to purchase from the Selling Stockholder the Offered Securities (or such lesser amount, if any, determined in accordance with the following sentence). The Funds (alone or together with their assignees) or their assignees shall purchase all or none of the Offered Securities unless the Selling Stockholder elects to permit the Funds and their assignees to purchase less than all of the Offered Securities. Should both Funds (or their assignees) desire to exercise their right of first refusal, each of Power and Principal (or their assignees) shall have priority, up to the number of Securities specified in the Stockholder Acceptance, to purchase its pro rata portion (based on the number of Securities owned by such Fund relative to the number of Securities held by the Funds in the aggregate).

        3.3    Sale by Selling Stockholder.    If the Funds (or their assignees) do not deliver a Stockholder Acceptance within 30 days following the Funds' receipt of the Notice of Offer providing for the purchase in the aggregate by the Funds and/or their assignees of all of the Offered Securities, the Selling Stockholder (a) shall be under no obligation to sell any of the Offered Securities to the Funds (or their assignees), unless the Selling Stockholder so elects, (b) may, within a period of 90 days from the expiration of the 30-day period referred to in Section 3.2 of this Agreement, sell all, but not less than all, of the Offered Securities to the Purchaser, for cash at a price per share not less than the Offer Price and on such other terms and conditions as are no more favorable to the Purchaser than those specified in the Notice of Offer; provided, however, that if there is more than one Purchaser, the Selling Stockholder in good faith must obtain binding and definitive commitments to purchase all the Offered Securities within such 90-day period before any sale to a Purchaser of the Offered Securities may take place. Upon any such sale, each Purchaser of such portion of the Securities shall execute a signature page hereof and thereby become a party hereto (as an Existing Stockholder) and agree to be legally bound hereby. If the Selling Stockholder does not complete the sale of the Offered Securities in compliance with the restrictions contained in this Section 3.3 within such 90-day period, the provisions of this Section 3 shall again apply, and no sale of Securities held by the Selling Stockholder shall be made otherwise than in accordance with the terms of this Agreement. If a proposed Transfer is initiated but not completed, the Stockholder initiating such Transfer shall only be entitled to initiate another Transfer of Securities subject to this Section 3 after the expiration of the applicable 90-day period.

        3.4    Closing.    The closing of purchases of Offered Securities pursuant to this Section 3 shall take place within 60 days after the date of the Notice of Offer at 11:00 A.M. local time at the principal offices of the Company, or at such other date, time or place as the parties to the sale may agree. At such closing, the Selling Stockholder(s) shall sell, transfer and deliver to each of Power and Principal and/or their assignees, as applicable, full right, title and interest in and to the Offered Securities so purchased, free and clear of all liens, security interests or adverse claims of any kind and nature (except as otherwise set forth in this Agreement), and shall deliver to each of Power and Principal and/or their assignees, as applicable, a certificate or certificates representing the Offered Securities sold, in each case duly endorsed for transfer or accompanied by appropriate stock transfer powers duly endorsed with signatures guaranteed by a commercial bank, trust company or registered broker dealer. Simultaneously with delivery of such certificates, each of Power and Principal and/or their assignees, as applicable, shall deliver to the Selling Stockholder(s) by wire transfer of immediately available funds to such bank and account as the Selling Stockholder(s) shall designate, a cash amount equal to the product of the Offer Price and the number of Offered Securities being acquired by it to be delivered, in full payment of the purchase price of the Offered Securities purchased.

        4.    Bring-Along Rights, Co-Sale Rights and Voting Agreement.

        4.1    Bring-Along Rights.

          (a)    The Rights.    In the event of a proposed Change of Control Transaction, then (following transmittal of a notice (the "Bring-Along Notice") to be provided by the Company to the Existing Stockholders no less than 5 days before the consummation of the Change of Control Transaction) subject to the provisions of this Section 4, each Existing Stockholder shall cooperate in, and (subject to the other provisions of this Section 4) shall take all actions which the Funds or the Company deem reasonably necessary or desirable to consummate, the Change of Control Transaction, including, without limitation, (i) entering into agreements with third parties on terms substantially similar or more favorable to such Existing Stockholder than those applicable to the Funds (which agreements may require an Existing Stockholder to Transfer all of his, her or its Securities (or, if the Funds are Transferring less than all of their shares of Common Stock, then any amount between all and the same percentage of the Securities (calculated on a fully-diluted basis) as the percentage being Transferred by the Funds) and may require representations, indemnities, holdbacks, and escrows), and (ii) obtaining all consents and approvals reasonably necessary or desirable to consummate such Change of Control Transaction (to the extent such consents and approvals may be obtained without any significant out-of-pocket expense by the Existing Stockholder, unless such out-of-pocket expenses are reimbursed by the Company or the Funds). A Bring-Along Notice may be made a part of a Change of Control Notice delivered pursuant to Section 4.2 and may be made contingent upon the failure of an Existing Stockholder to timely exercise its rights under Section 4.2.

          (b)    Conditions to Rights.    The obligations of the Existing Stockholders pursuant to this Section 4.1 are subject to the satisfaction of the following conditions.

              (i)  No Existing Stockholder shall be obligated to pay more than his, her or its pro rata share of reasonable expenses incurred in connection with a consummated Change of Control Transaction and any obligation to pay any such expenses shall be limited to the extent such costs are incurred for the benefit of all Stockholders and are not otherwise paid by the Company or the acquiring party (costs incurred by or on behalf of a Stockholder for his, her or its sole benefit will not be considered costs of the transaction hereunder).

             (ii)  No Existing Stockholder shall be subject to any indemnification, guaranty or similar provision that would result in liability to such Existing Stockholder in excess of its pro-rata portion of the sale proceeds actually distributable.

            (iii)  The terms of sale shall not include any indemnification, guaranty or similar undertaking of the Existing Stockholders (other than with respect to such Existing Stockholder, as opposed to with respect to the Company or IS) that is not made or given on a pro rata basis with all other Stockholders on the basis of share ownership.

        4.2    Co-Sale Rights.

          (a)    The Rights.    In the event the Funds propose to Transfer their shares of Common Stock in a Change of Control Transaction, then, no less than 10 days prior to the consummation of the Change of Control Transaction, the Company shall send a notice to each Existing Stockholder outlining the material terms of the proposed Change of Control Transaction (the "Change of Control Notice"). Each Existing Stockholder may, by delivery of written notice to the Company and the Funds within 5 days after delivery of the Change of Control Notice, exercise its rights pursuant to this Section 4.2. Subject to the provisions of this Section 4, each Existing Stockholder so exercising its rights shall have the right to include in such Transfer, on terms no less favorable to such Existing Stockholder than to the Funds, all of his, her or its Securities (or, if the Funds are

  transferring less than all of their shares of Common Stock, then the same percentage of the Securities (calculated on a fully-diluted basis) as the percentage being Transferred by the Funds).

          (b)    Conditions to Rights.    The rights of each Existing Stockholder pursuant to this Section 4.2 are subject to the satisfaction of the following conditions:

              (i)  such Existing Stockholder shall have entered into agreements with third parties on terms substantially similar to those applicable to the Funds (which agreements may require an Existing Stockholder to Transfer all of his, her or its Securities and may require representations, indemnities, holdbacks, and escrows) provided, that, no Existing Stockholder shall be subject to any indemnification, guaranty or similar provision that would result in liability to such Existing Stockholder in excess of its pro-rata portion of the sale proceeds actually distributable.; and

             (ii)  such Existing Stockholder shall be obligated (and shall have agreed) to pay his, her or its pro rata share of reasonable expenses incurred in connection with a consummated Change of Control Transaction to the extent such costs are incurred for the benefit of all Stockholders and are not otherwise paid by the Company or the acquiring party (costs incurred by or on behalf of an Existing Stockholder for his, her or its sole benefit will not be considered costs of the transaction hereunder and will be payable in their entirety by such Existing Stockholder).

        4.3    Appointment of Purchaser Representative.    If the Funds enter into any negotiation with respect to a Change of Control Transaction for which Rule 506 under the Securities Act (or any similar rule then in effect) may be available, each Existing Stockholder who is not an accredited investor (as such term is defined in Rule 501 under the Securities Act) will, at the request of the Company, appoint a purchaser representative (as such term is defined in Rule 501 under the Securities Act) reasonably acceptable to the Company.

        4.4    Voting.    Section 4.1 provides that, in certain circumstances, the Existing Stockholders must Transfer the Securities owned by them in connection with a Change of Control Transaction. In order to implement the provisions of Section 4.1, each of the Existing Stockholders by executing this Agreement hereby agrees to vote or to execute and deliver written consents in respect of all Securities beneficially or directly owned in connection with the approval of such a Change of Control Transaction and all related matters. Each of the Existing Stockholders affirms that his, her or its agreement to vote for the approval of a Change of Control Transaction is given as a condition of this Agreement and as such is coupled with an interest and is irrevocable. This agreement of the Existing Stockholders shall remain in full force and effect and be enforceable against any donee, transferee or assignee of any Securities that is required to become a party to this Agreement. This voting agreement shall remain in full force and effect throughout the term of this Agreement. It is understood that this voting agreement relates solely to such a Change of Control Transaction and all related matters and does not constitute the agreement to vote or consent as to any other matters.

        4.5    Grant of Irrevocable Proxy.    Each Existing Stockholder hereby irrevocably appoints Oaktree Capital Management LLC, as co-general partner of Power and general partner of Principal (with full power of substitution), as such Existing Stockholder's proxy and attorney in fact (in such capacity, a "Proxy Holder") to vote and to give or withhold consent with respect to all shares of Common Stock held by such Existing Stockholder from time to time in such manner as such Proxy Holder shall determine in its sole and absolute discretion, at any meeting (whether annual or special and whether or not an adjourned meeting) of the Company or by written consent or otherwise, giving and granting to the Proxy Holder all powers such Existing Stockholder would possess if personally present and hereby ratifying and confirming all that said Proxy Holder shall lawfully do or cause to be done by virtue hereof; provided, however, that the foregoing proxy shall only apply to an action to be taken or consent to be given by any such Existing Stockholder, in its capacity as such, under the terms of Section 4.4 of this Agreement. The Proxy Holder shall not have any liability to any Stockholder as a result of any action taken or failure to take action pursuant to the foregoing proxy except for any action or failure to take action not taken or omitted in good faith or which involves intentional misconduct or a knowing violation of applicable law. Each Existing Stockholder represents that any proxies heretofore given by such Existing Stockholder are not irrevocable and any such proxies are hereby revoked. Each Existing Stockholder hereby affirms that this irrevocable proxy is given in consideration for the mutual agreements contained in this Agreement, and that this irrevocable proxy is coupled with an interest and may, under no circumstances, be revoked. The Company hereby acknowledges receipt of and the validity of the foregoing irrevocable proxy, and agrees to recognize the Proxy Holder as the sole attorney and proxy for each such Existing Stockholder at all times prior to the termination date of such irrevocable proxy as hereinafter provided in this Section 4.5. Each such Existing Stockholder intends that this irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the Delaware General Corporation Law. The proxy granted by this Section 4 shall terminate upon the termination of this Agreement.

        5.    Other Covenants of the Company.

        5.1    Issuance of Additional Shares.    Unless the Funds direct otherwise in writing, the Company shall require any Person to whom it issues Securities to become a party to this Agreement and agree to be bound as an Existing Stockholder by all the provisions hereof. The parties hereto agree that any such additional purchaser shall become a party hereto without further consent of the parties by signing this Agreement and being added to the list of Existing Stockholders on Appendix A hereto.

        6.    Market Stand-Off.

        6.1    Market Stand-Off.    Each Existing Stockholder hereby agrees that, if the Company files a registration statement under the Securities Act to register any of the Company's securities, such Existing Stockholder shall not sell or otherwise transfer or dispose of any of the Company's securities held by such Existing Stockholder for a period specified by the representative of the underwriters of the Company's securities not to exceed one hundred eighty (180) days following the effective date of such registration statement. Each Existing Stockholder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or an underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. The obligations described in this Section 6.1 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to any of the Company's securities subject to the foregoing restriction until the end of said one hundred eighty (180) day period.

        7.    Miscellaneous.

        7.1    Governing Law.    THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF.

        7.2    Certain Adjustments.    The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all shares of capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution for the shares of Common Stock, by combination, recapitalization, reclassification, merger, consolidation or otherwise and the term "Common Stock" shall include all such other securities. In the event of any change in the capitalization of the Company, as a result of any stock split, stock dividend or stock combination or otherwise, the provisions of this Agreement shall be appropriately adjusted.

        7.3    Enforcement.    The parties expressly agree that the provisions of this Agreement may be specifically enforced against each of the parties hereto in any court of competent jurisdiction.

        7.4    Successors and Assigns.    Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto.

        7.5    Entire Agreement.    This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof and supersedes all prior oral or written (and all contemporaneous oral) agreements or understandings with respect to the subject matter hereof; provided, that, to the extent that an Existing Stockholder's Securities are subject to provisions and/or restrictions pursuant to other agreements with the Company (including but not limited to pursuant to the Plan) such provisions and/or restrictions shall not be affected by and shall independently survive the execution of this Agreement.

        7.6    Notices, etc.    All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, return receipt requested, postage prepaid or otherwise delivered by hand, messenger or facsimile transmission, addressed: (a) if to a party listed on Exhibit A or a transferee of such party, at such party's address as set forth on Exhibit A, or at such other address as such party or its transferee shall have furnished to the Company in writing, (b) if to Power or to the Company, at OCM/GFI Power Opportunities Fund, L.P., c/o GFI Energy Ventures LLC, 11611 San Vicente Boulevard., Suite 710, Los Angeles, CA 90049, Attention: Ian A. Schapiro, with a copy (which shall not constitute notice) to Skadden, Arps, Slate, Meagher & Flom LLP, 300 South Grand Avenue, Suite 3400, Los Angeles, CA 90071, Attention: Jeffrey H. Cohen, and (c) if to Principal, to Oaktree Capital Management, LLC, 333 South Grand Avenue, 28th Floor, Los Angeles, California 90071, Attention: Christopher S. Brothers, and with a copy (which shall not constitute notice) to Skadden, Arps, Slate, Meagher & Flom LLP, 300 South Grand Avenue, Suite 3400, Los Angeles, California 90071, Attention: Jeffrey H. Cohen.

        Each such notice or other communication shall for all purposes of this Agreement be treated as effective or as having been given when delivered, if delivered by hand or by messenger (or overnight courier), 24 hours after confirmed receipt if sent by facsimile transmission or at the earlier of its receipt or on the fifth day after mailing, if mailed, as aforesaid.

        7.7    Delays or Omissions.    No delay or omission to exercise any right, power or remedy accruing to any party hereto under this Agreement, shall impair any such right, power or remedy nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereunder occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default therefore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to any party, shall be cumulative and not alternative.

        7.8    Counterparts.    This Agreement may be executed in any number of counterparts, each of which may be executed by less than all of the parties hereto, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

        7.9    Severability.    If any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

        7.10    Amendments and Waivers.    The provisions of this Agreement may be amended at any time and from time to time, and particular provisions of this Agreement may be waived, only by an agreement or consent in writing signed by the Company, the Funds and a majority in interest of the Existing Stockholders, if any, adversely effected by such amendment or waiver; provided, that, this Agreement may be amended by the Company and the Funds without the consent or further action of any Stockholders to make additional Persons party to this Agreement, which Persons may be granted rights and become subject to obligations that differ from and which may dilute the rights and obligations of other Stockholders. Amendments to add Persons as additional Existing Stockholders shall be affected by the party to be added signing a counterpart signature page to this Agreement and being added to the list of Existing Stockholders on Appendix A hereto without any further action by the parties hereto.

        7.11    Interpretation.    In the event of any dispute arising between the parties hereto relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of the Company or any particular Stockholder.

        7.12    Termination of Select Provisions.    Sections 4.4 and 4.5 of this Agreement shall terminate upon the earlier of (a) the closing of a Qualified IPO and (b) the tenth anniversary of the date of this Agreement. Sections 2.1, 2.2, 3, 4.1, 4.2 and 5 shall terminate upon consummation of a Qualified IPO.

        The foregoing Stockholders' Agreement is hereby executed as of the date first above written.

Dearborn Holdings Corporation		OCM/GFI Power Opportunities Fund, L.P.
		By:	GFI Energy Ventures LLC, its general partner
By:	/s/ IAN SCHAPIRO	By:	/s/ IAN SCHAPIRO
Name: Ian Schapiro Title: President		Name: Ian Schapiro Title: Principal
OCM Principal Opportunities II Fund, L.P.
By:	/s/ CHRISTOPHER S. BROTHERS
Name: Christopher S. Brothers Title: Managing Director
By:	/s/ MICHAEL P. HARMON
Name: Michael P. Harmon Title: Senior Vice President

1

        The foregoing Stockholders' Agreement is hereby executed as of the date first above written.

By:	/s/ DAVID HELWIG
Name: David Helwig

2

        The foregoing Stockholders' Agreement is hereby executed as of the date first above written.

By:	/s/ TERENCE MONTGOMERY
Name: Terence Montgomery

3

        The foregoing Stockholders' Agreement is hereby executed as of the date first above written.

By:	/s/ PAUL M. DAILY
Name: Paul M. Daily

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